Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 13 to the Registration Statement of Altria Group, Inc. on Form S-14 (File No. 2-96149) and in Altria Group, Inc.’s Registration Statements on Form S-3 (File No. 333-199694) and Form S-8 (File Nos. 333-28631, 33-10218, 33-13210, 33-14561, 33-48781, 33-59109, 333-43478, 333-43484, 333-128494, 333-139523, 333-148070, 333-156188, 333-167516, 333-170185 and 333-204477), of our report dated August 4, 2014, except for the effects of the change in the composition of reportable segments in Note 2 as to which the date is July 1, 2015, relating to the consolidated financial statements of SABMiller plc, which is included in this amendment to the Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

July 1, 2015